Exhibit 99.1

FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS October 20, 2005

USA Truck, Inc. (NASDAQ: USAK) today announced record quarterly base revenue of $95.5 million for the quarter ended September 30, 2005, an increase of 11.9% from $85.4 million for the same quarter of 2004. Net income increased 106.0% from $2.0 million for the quarter ended September 30, 2004, to $4.2 million for the same quarter of 2005. Diluted earnings per share increased 81.8% from $0.22 for the quarter ended September 30, 2004, to $0.40 for the same quarter of 2005.

Base revenue increased 11.5% from $250.7 million for the nine months ended September 30, 2004 to $279.5 million for the same period of 2005. Net income increased 157.4% from $4.4 million for the nine months ended September 30, 2004 to $11.3 million for the same period of 2005. Diluted earnings per share increased 142.6% from $0.47 for the nine months ended September 30, 2004 to $1.14 for the same period of 2005.

The following table summarizes the earnings information of USA Truck, Inc. (“Company”):

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Base revenue	$95,548	$85,419	$279,525	$250,726
Fuel surcharge revenue	17,607	6,949	42,086	16,879

Total revenue	113,155	92,368	321,611	267,605

Operating expenses and costs:
Salaries, wages and employee benefits	36,323	32,435	105,959	94,160
Fuel and fuel taxes	32,495	21,000	86,338	58,163
Depreciation and amortization	10,576	9,300	30,788	26,544
Purchased transportation	6,515	7,570	19,053	22,019
Insurance and claims	5,844	5,698	18,217	18,905
Operations and maintenance	5,334	5,858	15,808	19,434
Operating taxes and licenses	1,563	1,449	4,614	4,249
Communications and utilities	828	855	2,370	2,295
Gain on disposal of revenue equipment, net	(219)	(688)	(900)	(788)
Other	5,053	3,847	14,515	10,861

Total operating expenses	104,312	87,324	296,762	255,842

Operating income	8,843	5,044	24,849	11,763
Other expenses (income):
Interest expense	1,202	955	3,928	2,443
Other, net	24	(1)	23	9

Total other expenses, net	1,226	954	3,951	2,452

Income before income taxes	7,617	4,090	20,898	9,311
Income tax expense	3,396	2,041	9,608	4,926

Net income	$4,221	$2,049	$11,290	$4,385

Per share information:
Average shares outstanding (Basic)	10,270	9,237	9,603	9,280

Basic earnings per share	$0.41	$0.22	$1.18	$0.47

Average shares outstanding (Diluted)	10,590	9,396	9,899	9,388

Diluted earnings per share	$0.40	$0.22	$1.14	$0.47

Key Operating Statistics:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Total miles (in thousands) (1)	71,598	65,586	212,646	193,863
Empty mile factor (2)	8.7%	8.3%	8.7%	8.3%
Base revenue per total mile	$1.335	$1.302	$1.315	$1.293
Average number of tractors (3)	2,371	2,228	2,320	2,169
Average miles per tractor	30,197	29,437	91,658	89,379
Average miles per tractor per week	2,359	2,300	2,412	2,340
Average miles per trip (4)	798	839	802	839
Operating ratio (5)	90.7%	94.1%	91.1%	95.3%
Average unmanned tractor percentage (6)	5.1%	3.8%	3.7%	5.0%

(1)	Total miles include both loaded and empty miles.
(2)	The empty mile factor is the number of miles traveled between loads as a percentage of total miles traveled.
(3)	Average number of tractors includes Company-operated tractors plus owner-operator tractors.
(4)	Average miles per trip is based upon loaded miles divided by the number of shipments using Company-operated and owner-operator tractors (it does not include third party logistics and freight brokerage shipments).
(5)	Operating ratio is based upon total operating expenses, net of fuel surcharge revenue, as a percentage of base revenue.
(6)	Average unmanned tractor percentage is the average percentage, for each month end during each period, of Company-operated tractors to which a driver is not assigned.

In comparing the financial results of the three months ended September 30, 2005 to the three months ended September 30, 2004, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

Demand for freight services improved throughout the quarter from an inconsistent level in July to a very robust environment in September. We were able to capitalize on the latter to improve miles per tractor per week by 2.6% and achieve a 2.5% increase in freight rates for our services. These improvements allowed us to grow our base revenue nearly 12% during the quarter on just a 6.4% increase in our fleet size. Base revenue per mile for our traditional freight operations in which we used our own tractors increased by 4.2%.

We are continuing to see success with our benchmarking program, through which we identify opportunities to improve our operating ratio to meet our 88% target. Under this program, we have worked very hard to improve miles per tractor per week, fleet maintenance expense and insurance and claims expense over the past several quarters. All three of these factors contributed to this quarter’s 90.7% operating ratio, which was 3.4% of base revenue better than the comparative quarter.

Our General Freight division, which represented 79% of this quarter’s base revenue, produced a sub-90% operating ratio during the quarter. We are working hard to not only drive General Freight’s operating ratio down even further, but also to improve the margins in our USA Logistics and Regional Freight divisions. While those two divisions were profitable during the quarter, they still offer significant opportunities for margin improvement as we focus more attention and resources on them in the coming quarters.

We continue to face high oil prices and the tightening supply of qualified drivers. We believe that we have programs in place to manage both of these challenges, but the programs are expensive and will require a great deal of management focus and discipline.

Also, on August 17, 2005, we issued and sold in an underwritten follow-on public offering, 2,000,000 shares of Common Stock. The offering generated net proceeds to us of approximately $47.3 million. We used the proceeds to repay outstanding borrowings under our senior credit facility.

We are pleased with the consistency of our results in recent quarters, and we look forward to further executing our benchmarking initiatives in the quarters to come.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among other things, we cannot assure you that we will be able to maintain the tractor utilization rates and revenue per mile discussed in this press release, or that we will be able to continue to improve or effectively control operations and maintenance expenses and insurance and claims costs or effectively manage our fuel surcharge program. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to business levels of customers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a medium haul, dry van truckload carrier transporting general commodities throughout the continental United States and into and out of portions of Canada. We transport general commodities into Mexico by allowing through-trailer service on our trailers through our facility in the gateway city of Laredo, Texas. We also provide complementary third-party logistics and freight brokerage services for a diverse customer base.

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Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633